Exhibit 99.1

More information:
Torrey Martin
SVP, Communications and Corporate Development
203.956.8746
tmartin@affiniongroup.com

AFFINION GROUP HOLDINGS, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER

ENDED MARCH 31, 2017

REAFFIRMS FULL YEAR GUIDANCE FOR 2017

STAMFORD, Conn., May 12, 2017 – Affinion Group Holdings, Inc. (“Affinion Holdings” or the “Company”), a global leader in loyalty and customer engagement, announced today the financial results for the three month period ended March 31, 2017 (the “first quarter” or “quarter”) for itself and selected financial information for its wholly-owned subsidiary, Affinion Group, Inc. (“Affinion”).

Key Highlights

☐	Net revenues were $241.1 million in the first quarter of 2017.

☐	Income from operations was $38.1 million in the first quarter of 2017.

☐	Adjusted EBITDA (as defined in Note (e) of Table 6) was $59.9 million in the first quarter of 2017.

“Affinion is off to a strong start in 2017,” said Todd Siegel, the Company’s Chief Executive Officer. “Our core businesses continue to perform well, building on the positive momentum from last year. In particular, we are pleased with the results in our Global Loyalty segment with over 40% revenue growth, driven by our industry leading solutions with existing clients as well as our new client launches during the first quarter.”

“In addition, we recently closed on a transaction that extends our debt maturities to 2022,” continued Siegel. “The transaction provides the Company with sufficient runway to continue to invest in and capitalize on growth opportunities across our core businesses. For the remainder of 2017, we will continue to focus on maintaining and enhancing our broad range of content offerings, service capabilities and technology platforms. Our view remains that the overall business will return to growth in 2017 on a currency consistent basis.”

Notes: The Company does not provide reconciliations of guidance for Adjusted EBITDA to Income from operations, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include business optimization, restructuring and stock compensation costs, foreign exchange rate changes, as well as other non-cash and unusual items and other adjustments as defined under the Company’s debt agreements, that are difficult to predict in advance in order to include in a GAAP estimate.

Results Highlights

Notes: Adjusted EBITDA as referred to above excludes any pro forma impact of acquisitions and other actions. See Table 5 for a complete description of Adjusted EBITDA by segment and the related reconciliations to GAAP measures. See Tables 6 and 7 for a complete description of Adjusted EBITDA and the related reconciliations to GAAP measures.

First Quarter Net Revenues

☐	Net revenues for the first quarter of 2017 decreased 5.4%, from $254.9 million in the first quarter of 2016 to $241.1 million. The decrease in overall net revenues was primarily due to expected revenue declines in our non-core Legacy Membership and Package segment, as well as lower Global Customer Engagement revenue, partially offset by higher Global Loyalty revenue.

☐	Net revenues for the three core business segments (Global Loyalty, Global Customer Engagement and Insurance Solutions) for the first quarter of 2017 increased 1.0%, from $200.9 million in the first quarter of 2016 to $202.9 million. On a currency consistent basis, net revenues for the three core business segments were $207.8 million for the first quarter of 2017.

☐	Net revenues for the Legacy Membership and Package segment decreased 29.5%, from $54.2 million in the first quarter of 2016 to $38.2 million.

First Quarter Operating Results

☐	Income from operations was $38.1 million as compared to $33.6 million for the first quarter of 2016.

☐	Adjusted EBITDA (as defined in Note (e) of Table 6) was $59.9 million as compared to $59.5 million for the first quarter of 2016, an increase of 0.7%.

☐	Segment EBITDA (as defined in Note (1) of Table 5) increased $1.5 million due to lower marketing and commission expense and lower general and administrative expenses, partially offset by the impact of lower net revenues and higher operating costs.

☐	Segment EBITDA for the three core business segments (Global Loyalty, Global Customer Engagement and Insurance Solutions) decreased $1.9 million due to a decrease in Global Customer Engagement and a slight decrease in Insurance Solutions, which were partially offset by an increase in Global Loyalty.

☐	Segment EBITDA for the Legacy Membership and Package segment decreased $1.1 million as the lower net revenues were partially offset by lower marketing and commissions and lower operating and general and administrative costs including cost savings initiatives.

☐	As compared to Segment EBITDA, first quarter Adjusted EBITDA reflects the exclusion of, among other items, a $5.2 million charge recorded in relation to the remediation of an external gift card inventory theft, $3.1 million in costs related primarily to restructuring of certain operations including related severance costs, $1.0 million of stock compensation expense and $0.9 million in costs related to certain litigation matters.

Segment Commentary

Global Loyalty net revenues increased by $17.1 million, or 42.9%, for the three months ended March 31, 2017 to $57.0 million as compared to $39.9 million for the three months ended March 31, 2016. Global Loyalty net revenues increased for the quarter due to increased growth with existing clients and launches with new clients.

Global Loyalty Segment EBITDA increased by $6.5 million to $20.1 million for the three months ended March 31, 2017 as compared to $13.6 million for the three months ended March 31, 2016. For the quarter, Global Loyalty Segment EBITDA increased as the impact of the higher net revenue was partially offset by higher servicing costs and a charge recorded in relation to the remediation of an external gift card inventory theft. An insurance claim related to the theft is currently being pursued with our carriers and we expect a recovery in a future period which will be recorded when received.

Global Customer Engagement net revenues decreased by $14.4 million, or 13.9%, to $89.2 million for the three months ended March 31, 2017 as compared to $103.6 million for the three months ended March 31,

2016. On a currency consistent basis, net revenues decreased $9.5 million primarily from lower revenue in our revenue enhancement business principally caused by the timing of marketing campaign launches, as well as lower net revenues in our engagement solutions business primarily due to the timing of product launches with new clients. Net revenues declined $4.9 million in the first quarter from the unfavorable impact of foreign exchange.

Global Customer Engagement Segment EBITDA decreased by $6.7 million to $12.9 million for the three months ended March 31, 2017 as compared to $19.6 million for the three months ended March 31, 2016. For the quarter, Global Customer Engagement Segment EBITDA decreased primarily due to lower revenues which were partially offset by lower marketing and commission expense and lower operating and general and administrative expenses. The lower marketing and commission expense was primarily due to the timing of campaign launches and the favorable impact of foreign exchange. The lower operating and general and administrative expenses were primarily related to the favorable impact of foreign exchange.

Insurance Solutions net revenues decreased by $0.7 million, or 1.2%, to $56.7 million for the three months ended March 31, 2017 as compared to $57.4 million for the three months ended March 31, 2016. Insurance Solutions net revenues decreased for the quarter primarily due to lower average supplemental insureds, which were mostly offset by an increase in the average revenue per supplemental insured and a lower cost of insurance principally due to lower claims experience.

Insurance Solutions Segment EBITDA decreased by $1.7 million to $20.0 million for the three months ended March 31, 2017 as compared to $21.7 million for the three months ended March 31, 2016. Insurance Solutions Segment EBITDA decreased for the quarter primarily due to lower revenues and higher operating costs, principally from higher marketing and commission expense.

Legacy Membership and Package net revenues decreased by $16.0 million, or 29.5%, to $38.2 million for the three months ended March 31, 2017 as compared to $54.2 million for the three months ended March 31, 2016. Legacy Membership and Package net revenues decreased for the quarter primarily due to the expected attrition of legacy members and cessation of new marketing campaigns and terminated programs from large financial institution partners, as well as a decline in Package revenue primarily due to the impact of lower average Package members.

Legacy Membership and Package Segment EBITDA decreased by $1.1 million to $9.0 million for the three months ended March 31, 2017 as compared to $10.1 million for the three months ended March 31, 2016. Legacy Member and Package Segment EBITDA decreased for the quarter primarily due to the lower net revenues which were partially offset by lower marketing and commission expense, lower operating costs and lower general and administrative expenses.

Corporate costs include certain departmental service costs such as human resources, legal, corporate finance and accounting, and unallocated portions of information technology. Expenses, such as professional fees related to debt financing activities and stock compensation costs, are also recorded in corporate. Corporate costs decreased by $4.5 million to $12.6 million for the three months ended March 31, 2017 as compared to $17.1 million for the three months ended March 31, 2016. Corporate costs decreased for the quarter primarily the result of lower legal costs and cost savings initiatives.

Selected Liquidity Data

Affinion Group, Inc.

At March 31, 2017, Affinion had outstanding senior notes, senior subordinated notes, and senior secured credit facilities (which consist of first lien and second lien term loan facilities and a revolving credit facility).

At March 31, 2017, Affinion had $751.8 million of first lien term loans outstanding, $425.0 million of second lien term loans outstanding, $474.7 million (net of discounts) outstanding under its senior notes, $116.2 million outstanding under the Affinion International Holdings Limited cash/PIK senior notes and $22.6 million outstanding under the Affinion Investments, LLC senior subordinated notes.

At March 31, 2017, there were no borrowings against Affinion’s revolving credit facility and $69.2 million of the credit facility was available for borrowing, after giving effect to the issuance of $10.8 million in letters of credit.

As of March 31, 2017, Affinion’s senior secured leverage ratio was 3.11 to 1.0. The senior secured leverage ratio as defined in Affinion’s then existing amended and restated senior secured credit facility (senior secured debt, as defined, to Adjusted EBITDA, as defined) must be equal to or less than 4.25 to 1.0 at March 31, 2017.

As of March 31, 2017, Affinion’s fixed charge coverage ratio was 2.30 to 1.0. The fixed charge coverage ratio was defined in the indenture governing Affinion’s 2010 senior notes (consolidated cash flows, as defined, which is computed with the same addbacks as in Adjusted EBITDA (as defined in Affinion’s amended and restated senior secured credit facility) to fixed charges, as defined). The calculation of fixed charges excludes the amortization of deferred financing costs associated with the amendment and restatement of Affinion’s credit facility on April 9, 2010.

For the three months ended March 31, 2017, Affinion’s net cash provided by operating activities was $9.5 million and the net income was $8.4 million. Pro forma Adjusted EBITDA (as defined in Note (c) of Table 7) for both ratio calculations above was $235.5 million for the twelve months ended March 31, 2017.

At March 31, 2017, Affinion had $33.6 million of unrestricted cash on hand.

Affinion Group Holdings, Inc.

At March 31, 2017, Affinion Holdings had $16.1 million outstanding under its senior secured PIK/toggle notes, in addition to Affinion’s debt instruments.

At March 31, 2017, Affinion Holdings had $35.1 million of unrestricted cash on hand, of which $1.5 million resides at Affinion Holdings.

Conference Call Information

Affinion Group Holdings, Inc. will hold an informational call to discuss the results for the quarter ended March 31, 2017 at 10:00 a.m. (ET) on Friday, May 12, 2017. The conference call will be broadcast live and can be accessed by dialing 1.866.394.8483 (domestic) or 1.706.758.1455 (international) and entering passcode 20089788. Interested parties should call at least ten (10) minutes prior to the call to register. The Company will also provide an online Web simulcast of its conference call. The Web simulcast will be available online by visiting http://www.affinion.com/investors. A telephonic replay of the call will be available through midnight May 15, 2017 by dialing 1.855.859.2056 (domestic) or 1.404.537.3406 (international) and entering passcode 20089788.

Important Notes

The information presented in this release is a comparison of the unaudited consolidated results of operations for the three month period ended March 31, 2017 to the unaudited consolidated results of operations for the three month period ended March 31, 2016.

About Affinion Holdings

As a global leader with over 40 years of experience, Affinion Holdings enhances the value of its partners’ customer relationships by developing and marketing loyalty solutions. Leveraging its expertise in customer engagement, product development and targeted marketing, Affinion Holdings provides programs in subscription-based lifestyle services, personal protection, insurance and other areas to help generate increased customer loyalty and significant incremental revenue for more than 5,500 marketing partners worldwide, including many of the largest and most respected companies in financial services, retail, travel, and Internet commerce. Based in Stamford, CT, the Company has approximately 3,370 employees and operates in 21 countries globally. For more information, visit www.affinion.com.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission (SEC) in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, the Company’s expectations regarding the performance of its business, its liquidity and capital resources, its guidance for 2017 and the other non-historical statements. These statements can be identified by the use of words such as “believes” “anticipates,” “expects,” “intends,” “plans,” “continues,” “estimates,” “predicts,” “projects,” “forecasts,” and similar expressions. All forward-looking statements are based on management’s current expectations and beliefs only as of the date of this press release and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, industry trends, foreign currency exchange rates, the effects of a decline in travel on the Company’s travel fulfillment business, termination or expiration of one or more agreements with its marketing partners or a reduction of the marketing of its services by one or more of its marketing partners, the Company’s substantial leverage, restrictions contained in its debt agreements, its inability to compete effectively, and other risks identified and discussed from time to time in reports filed by Affinion Holdings and Affinion with the SEC, including Affinion Holdings’ most recent Annual Report on Form 10-K as well as Affinion’s most recent Annual Report on Form 10-K. Readers are strongly encouraged to review carefully the full cautionary statements described in these reports. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this press release, or to reflect the occurrence of unanticipated events or circumstances.

TABLE 1

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2017 AND DECEMBER 31, 2016

(In millions, except share amounts)

	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$35.1	$37.7
Restricted cash	24.8	26.1
Receivables (net of allowances for doubtful accounts of $3.5 and $3.0, respectively)	151.6	135.9
Profit-sharing receivables from insurance carriers	21.8	18.8
Prepaid commissions	33.6	33.9
Other current assets	86.3	70.6

Total current assets	353.2	323.0
Property and equipment, net	105.8	105.5
Contract rights and list fees, net	16.6	16.4
Goodwill	218.9	218.2
Other intangibles, net	39.4	41.5
Other non-current assets	33.8	34.3

Total assets	$767.7	$738.9

Liabilities and Deficit
Current liabilities:
Current portion of long-term debt	$7.8	$7.8
Accounts payable and accrued expenses	356.9	327.6
Deferred revenue	54.2	54.8
Income taxes payable	2.8	2.7

Total current liabilities	421.7	392.9
Long-term debt	1,847.0	1,855.8
Deferred income taxes	27.7	26.9
Deferred revenue	4.3	4.8
Other long-term liabilities	30.0	31.4

Total liabilities	2,330.7	2,311.8

Commitments and contingencies
Deficit:
Common Stock, $0.01 par value, 520,000,000 shares authorized, 9,093,330 shares issued and outstanding	0.1	0.1
Class C Common Stock, $0.01 par value, 10,000,000 shares authorized, 429,039 and 429,039 shares issued and 427,955 and 427,955 shares outstanding	—	—
Class D Common Stock, $0.01 par value, 10,000,000 shares authorized, 451,623 and 451,623 shares issued and 450,482 and 450,482 shares outstanding	—	—
Additional paid in capital	410.4	409.5
Accumulated deficit	(1,958.7)	(1,966.5)
Accumulated other comprehensive income	(14.9)	(15.7)
Treasury stock, at cost, 1,084 Class C and 1,141 Class D shares	(1.1)	(1.1)

Total Affinion Group Holdings, Inc. deficit	(1,564.2)	(1,573.7)
Non-controlling interest in subsidiary	1.2	0.8

Total deficit	(1,563.0)	(1,572.9)

Total liabilities and deficit	$767.7	$738.9

TABLE 2

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016

(In millions, except share and per share amounts)

	For the Three Months Ended
	March 31, 2017	March 31, 2016
Net revenues	$241.1	$254.9

Expenses:
Cost of revenues, exclusive of depreciation
and amortization shown separately below:
Marketing and commissions	77.9	88.1
Operating costs	89.4	86.8
General and administrative	24.3	32.1
Facility exit costs	0.1	—
Depreciation and amortization	11.3	14.3

Total expenses	203.0	221.3

Income from operations	38.1	33.6
Interest income	—	0.1
Interest expense	(27.5)	(27.7)
Other expense, net	(0.1)	—

Income before income taxes and non-controlling interest	10.5	6.0
Income tax expense	(2.4)	(3.1)

Net income	8.1	2.9
Less: net income attributable to non-controlling interest	(0.3)	(0.1)

Net income attributable to Affinion Group Holdings, Inc.	$7.8	$2.8

Earnings per share attributable to holders of Common Stock
Basic	$0.85	$0.30

Diluted	$0.85	$0.30

Weighted average common shares outstanding
Basic	9,113,370	9,093,330

Diluted	9,113,370	9,093,440

Net income	$8.1	$2.9
Currency translation adjustment, net of tax for all periods	0.9	—

Comprehensive income	9.0	2.9
Less: comprehensive income attributable to non-controlling interest	(0.4)	(0.1)

Comprehensive income attributable to Affinion Group Holdings, Inc.	$8.6	$2.8

TABLE 3

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016

(In millions)

	For the Three Months Ended
	March 31, 2017	March 31, 2016
Operating Activities
Net income	$8.1	$2.9
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	11.3	14.3
Amortization of debt discount and financing costs	1.5	1.5
Provision for accounts receivable loss	0.6	0.2
Amortization of carrying value adjustment	(9.5)	(9.3)
Facility exit costs	0.1	—
Share-based compensation	0.9	0.7
Deferred income taxes	1.0	1.1
Net change in assets and liabilities:
Restricted cash	1.5	(0.2)
Receivables	(16.0)	(13.2)
Profit-sharing receivables from insurance carriers	(3.0)	(2.9)
Prepaid commissions	0.5	4.3
Other current assets	(15.8)	15.7
Contract rights and list fees	(0.3)	0.9
Other non-current assets	0.4	(1.2)
Accounts payable and accrued expenses	30.7	(9.5)
Deferred revenue	(1.2)	(7.7)
Income taxes receivable and payable	0.4	0.7
Other long-term liabilities	(1.5)	(1.7)
Other, net	(0.2)	—

Net cash provided by (used in) operating activities	9.5	(3.4)

Investing Activities
Capital expenditures	(10.5)	(6.0)
Restricted cash	—	0.1

Net cash used in investing activities	(10.5)	(5.9)

Financing Activities
Principal payments on borrowings	(1.9)	(2.0)

Net cash used in financing activities	(1.9)	(2.0)

Effect of changes in exchange rates on cash and cash equivalents	0.3	0.3

Net decrease in cash and cash equivalents	(2.6)	(11.0)
Cash and cash equivalents, beginning of period	37.7	55.4

Cash and cash equivalents, end of period	$35.1	$44.4

Supplemental Disclosure of Cash Flow Information:
Interest payments	$25.3	$24.5

Income tax payments, net of refunds	$1.0	$1.2

TABLE 4

AFFINION GROUP HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL DATA FOR

SELECTED BUSINESS SEGMENTS

The following table provides data for selected business segments.

Amounts in thousands, except dollars per unit.

	Three Months Ended
	March 31,
	2017	2016
Global Loyalty
Gross Transactional Sales Volume (1)	$762,837	$481,080
Gross Transactional Sales Volume per Transaction (1)	$214.98	$150.28
Total Transactions	3,548	3,201
Global Customer Engagement
Average Subscribers (2)	2,532	2,726
Annualized Net Revenue per Average Subscriber (3)	$101.16	$104.30
Engagement Solutions Platform Revenue	$25,212	$32,520
Insurance Solutions
Average Supplemental Insureds (2)	3,195	3,420
Annualized Net Revenue per Supplemental Insured (3)	$69.53	$65.87
Legacy Membership and Package
Average Legacy Members (2)	1,217	1,963
Annualized Net Revenue per Legacy Member (3)	$106.60	$95.25

(1)	Gross Transactional Sales Volume primarily includes the gross sales amount of travel bookings, gift cards and merchandise redeemed by customers of our clients’ programs that we support and excludes cash redemptions and revenue generated from programming, platform, administration and other non-transactional services. Gross Transactional Sales Volume per Transaction is calculated by taking the Gross Transactional Sales Volume reported for the period and dividing it by the total transactions for the same period.

(2)	Average Subscribers, Average Supplemental Insureds and Average Legacy Members for the period are all calculated by determining the average subscribers, insureds or members, as applicable, for each month in the period (adding the number of subscribers, insureds or members, as applicable, at the beginning of the month with the number of subscribers, insureds or members, as applicable, at the end of the month and dividing that total by two) and then averaging that result for the period. A subscriber’s, insured’s or member’s, as applicable, account is added or removed in the period in which the subscriber, insured or member, as applicable, has joined or cancelled.

(3)	Annualized Net Revenue per Average Subscriber and Supplemental Insured are all calculated by taking the revenues from subscribers or insureds, as applicable, for the period and dividing it by the average subscribers or insureds, as applicable, for the period. Quarterly periods are then multiplied by four to annualize this amount for comparative purposes. Upon cancellation of a subscriber or an insured, as applicable, the subscriber’s or insured’s, as applicable, revenues are no longer recognized in the calculation.

TABLE 5

AFFINION GROUP HOLDINGS, INC.

UNAUDITED OPERATING SEGMENT RESULTS

(In millions)

Net revenues, Segment EBITDA and Adjusted EBITDA by operating segment are as follows, including a reconciliation of Affinion Holdings’ income from operations for the three months ended March 31, 2017 and 2016 to Affinion Holdings’ Segment EBITDA, defined as income from operations before depreciation and amortization, and Adjusted EBITDA as defined in note (f) of Table 6:

	Three Months Ended March 31,
	Net Revenues			Segment EBITDA (1)			Adjusted EBITDA (1)
	2017	2016	Increase (Decrease)	2017	2016	Increase (Decrease)	2017	2016	Increase (Decrease)
	(in millions)
Global Loyalty	$57.0	$39.9	$17.1	$20.1	$13.6	$6.5	$25.0	$13.5	$11.5
Global Customer Engagement	89.2	103.6	(14.4)	12.9	19.6	(6.7)	14.8	21.3	(6.5)
Insurance Solutions	56.7	57.4	(0.7)	20.0	21.7	(1.7)	20.2	21.5	(1.3)

Subtotal	202.9	200.9	2.0	53.0	54.9	(1.9)	60.0	56.3	3.7
Legacy Membership and Package	38.2	54.2	(16.0)	9.0	10.1	(1.1)	10.9	18.2	(7.3)
Eliminations	—	(0.2)	0.2	—	—	—	—	—	—
Corporate	—	—	—	(12.6)	(17.1)	4.5	(11.0)	(15.0)	4.0

Total	$241.1	$254.9	$(13.8)	49.4	47.9	1.5	59.9	59.5	0.4

Effect of purchase accounting, reorganizations and non-recurring revenues and gains							—	—	—
Certain legal costs							(0.9)	(6.3)	5.4
Net cost savings							(2.0)	(4.2)	2.2
Other, net							(7.6)	(1.1)	(6.5)
Depreciation and amortization				(11.3)	(14.3)	3.0	(11.3)	(14.3)	3.0

Income from operations				$38.1	$33.6	$4.5	$38.1	$33.6	$4.5

	Three Months Ended March 31, 2017
	Global Loyalty	Global Customer Engagement	Insurance Solutions	Legacy Membership and Package	Corporate	Total
	(in millions)
Effect of purchase accounting, reorganizations and non-recurring revenues and gains	$—	$—	$—	$—	$—	$—
Certain legal costs	—	—	—	0.9	—	0.9
Net cost savings	—	1.2	—	0.6	0.2	2.0
Other, net	4.9	0.7	0.2	0.4	1.4	7.6

Total	$4.9	$1.9	$0.2	$1.9	$1.6	$10.5

	Three Months Ended March 31, 2016
	Global Loyalty	Global Customer Engagement	Insurance Solutions	Legacy Membership and Package	Corporate	Total
	(in millions)
Effect of purchase accounting, reorganizations and non-recurring revenues and gains	$—	$—	$—	$—	$—	$—
Certain legal costs	—	—	—	5.7	0.6	6.3
Net cost savings	—	1.7	—	1.8	0.7	4.2
Other, net	(0.1)	—	(0.2)	0.6	0.8	1.1

Total	$(0.1)	$1.7	$(0.2)	$8.1	$2.1	$11.6

TABLE 5 –cont’d

(1)	Segment EBITDA consists of income from operations before depreciation and amortization. Segment EBITDA is the measure management uses to evaluate segment performance, and we present Segment EBITDA to enhance your understanding of our operating performance. We use Segment EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that Segment EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Segment EBITDA is not a measurement of financial performance under U.S. GAAP, and Segment EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Segment EBITDA as an alternative to operating or net income determined in accordance with U.S. GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, or as an indicator of cash flows, or as a measure of liquidity. For a reconciliation of Affinion Holdings’ consolidated net income attributable for the twelve months ended March 31, 2017 and three months ended March31, 2017 and 2016 to Affinion Holdings’ Segment EBITDA, see Table 6.

We believe that Adjusted EBITDA for each segment provides supplemental information useful to investors as it is frequently used by the financial community to analyze performance period to period, to analyze a company’s ability to service its debt and to facilitate comparisons among companies. We believe Adjusted EBITDA also provides additional supplemental information to compare results among our segments. However, Adjusted EBITDA by segment is not a measurement of financial performance under U.S. GAAP, and Adjusted EBITDA by segment may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA by segment as an alternative to operating or net income determined in accordance with U.S. GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, or as an indicator of cash flows, or as a measure of liquidity. For a discussion of the definition of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to consolidated net income attributable to Affinion Group Holdings, Inc., see Table 6.

TABLE 6

AFFINION GROUP HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions)

Set forth below is a reconciliation of Affinion Holdings’ consolidated net income attributable to Affinion Group Holdings, Inc. for the twelve months ended March 31, 2017 and the three months ended March 31, 2017 and 2016 to Affinion Holdings’ Adjusted EBITDA.

	For the Twelve Months Ended	For the Three Months Ended March 31,
	March 31, 2017 (a)	2017	2016
	(in millions)
Net income attributable to Affinion Group Holdings, Inc.	$20.7	$7.8	$2.8
Interest expense, net	109.3	27.5	27.6
Income tax expense	6.7	2.4	3.1
Non-controlling interest	0.8	0.3	0.1
Other expense, net	—	0.1	—
Depreciation and amortization	53.7	11.3	14.3
Effect of purchase accounting, reorganizations and non-recurring revenues and gains (b)	—	—	—
Certain legal costs (c)	15.6	0.9	6.3
Net cost savings (d)	7.7	2.0	4.2
Other, net (e)	20.9	7.6	1.1

Adjusted EBITDA, excluding pro forma adjustments (f) (g)	235.4	$59.9	$59.5

Effect of the pro forma adjustments (h)	—

Adjusted EBITDA, including pro forma adjustments (i)	$235.4

(a)	Represents consolidated financial data for the year ended December 31, 2016, minus consolidated financial data for the three months ended March 31, 2016, plus consolidated financial data for the three months ended March 31, 2017.
(b)	Eliminates the effect of purchase accounting related to the Apollo transactions.
(c)	Represents the elimination of legal costs for certain legal matters.
(d)	Represents the elimination of costs associated with severance incurred.
(e)	Eliminates (i) net changes in certain reserves, (ii) share-based compensation expense, (iii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (iv) costs associated with certain strategic and corporate development activities, including business optimization, (v) facility exit costs and (vi) debt refinancing expenses.
(f)	Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.
(g)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such restructurings and cost savings initiatives had occurred on April 1, 2016 in calculating the Adjusted EBITDA under Affinion’s senior secured credit facility and the indenture governing Affinion’s 2010 senior notes.
(h)	Gives effect to the projected annualized benefits of restructurings and other cost savings initiatives as if such restructurings and cost savings initiatives had occurred on April 1, 2016.
(i)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (h) above.

Set forth below is a reconciliation of Affinion Holdings’ consolidated net income attributable to Affinion Group Holdings, Inc. for the twelve months ended March 31, 2017 and the three months ended March 31, 2017 and 2016 to Affinion Holdings’ Segment EBITDA, defined as income from operations before depreciation and amortization.

	For the Twelve Months Ended	For the Three Months Ended March 31,
	March 31, 2017 (a)	2017	2016
	(in millions)
Net income attributable to Affinion Group Holdings, Inc.	$20.7	$7.8	$2.8
Interest expense, net	109.3	27.5	27.6
Income tax expense	6.7	2.4	3.1
Non-controlling interest	0.8	0.3	0.1
Other expense, net	—	0.1	—
Depreciation and amortization	53.7	11.3	14.3

Segment EBITDA	$191.2	$49.4	$47.9

(a)	Represents consolidated financial data for the year ended December 31, 2016, minus consolidated financial data for the three months ended March 31, 2016, plus consolidated financial data for the three months ended March 31, 2017.

TABLE 7

AFFINION GROUP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions, except ratios)

Set forth below is a reconciliation of Affinion’s consolidated net cash provided by (used in) operating activities for the twelve months ended March 31, 2017 and the three months ended March 31, 2017 and 2016 to Affinion’s Adjusted EBITDA.

	For the Twelve Months Ended	For the Three Months Ended March 31,
	March 31, 2017 (a)	2017	2016
	(in millions)
Net cash provided by (used in) operating activities	$41.2	$9.5	$(3.4)
Interest expense, net	108.2	27.2	27.8
Income tax expense	6.7	2.4	3.1
Amortization of debt discount, financing costs and carrying value adjustment	29.8	7.5	7.0
Provision for loss on accounts receivable	(0.6)	(0.6)	(0.2)
Deferred income taxes	(2.3)	(1.0)	(1.1)
Changes in assets and liabilities	13.2	5.3	15.4
Effect of purchase accounting, reorganizations, certain legal costs and net cost savings (b)	23.3	2.9	10.5
Other, net (c)	16.0	6.7	0.4

Adjusted EBITDA, excluding pro forma adjustments (d) (e)	235.5	$59.9	$59.5

Effect of the pro forma adjustments (f)	—

Adjusted EBITDA, including pro forma adjustments (g)	$235.5

(a)	Represents consolidated financial data for the year ended December 31, 2016, minus consolidated financial data for the three months ended March 31, 2016, plus consolidated financial data for the three months ended March 31, 2017.
(b)	Eliminates the effect of purchase accounting related to the Apollo transactions, legal costs for certain legal matters and costs associated with severance incurred.
(c)	Eliminates (i) net changes in certain reserves, (ii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions and (iii) costs associated with certain strategic and corporate development activities, including business optimization.
(d)	Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.
(e)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such restructurings and cost savings initiatives had occurred on April 1, 2016 in calculating the Adjusted EBITDA under Affinion’s senior secured credit facility and the indenture governing Affinion’s 2010 senior notes.
(f)	Gives effect to the projected annualized benefits of restructurings and other cost savings initiatives as if such restructurings and cost savings initiatives had occurred on April 1, 2016.
(g)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (f) above.

TABLE 7 –cont’d

Set forth below is a reconciliation of Affinion’s consolidated net income attributable to Affinion Group, Inc. for the twelve months ended March 31, 2017 and the three months ended March 31, 2017 and 2016 to Affinion’s Adjusted EBITDA.

	For the Twelve Months Ended	For the Three Months Ended March 31,
	March 31, 2017 (a)	2017	2016
	(in millions)
Net income attributable to Affinion Group, Inc.	$22.0	$8.1	$2.6
Interest expense, net	108.2	27.2	27.8
Income tax expense	6.7	2.4	3.1
Non-controlling interest	0.8	0.3	0.1
Other expense, net	—	0.1	—
Depreciation and amortization	53.7	11.3	14.3
Effect of purchase accounting, reorganizations and non-recurring revenues and gains (b)	—	—	—
Certain legal costs (c)	15.6	0.9	6.3
Net cost savings (d)	7.7	2.0	4.2
Other, net (e)	20.8	7.6	1.1

Adjusted EBITDA, excluding pro forma adjustments (f) (g)	235.5	$59.9	$59.5

Effect of the pro forma adjustments (h)	—

Adjusted EBITDA, including pro forma adjustments (i)	$235.5

Senior secured leverage ratio (j)	3.11
Fixed charge coverage ratio (k)	2.30

(a)	Represents consolidated financial data for the year ended December 31, 2016, minus consolidated financial data for the three months ended March 31, 2016, plus consolidated financial data for the three months ended March 31, 2017.
(b)	Eliminates the effect of purchase accounting related to the Apollo transactions.
(c)	Represents the elimination of legal costs for certain legal matters.
(d)	Represents the elimination of costs associated with severance incurred.
(e)	Eliminates (i) net changes in certain reserves, (ii) share-based compensation expense, (iii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (iv) costs associated with certain strategic and corporate development activities, including business optimization, (v) facility exit costs and (vi) debt refinancing expenses.
(f)	Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.
(g)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such restructurings and cost savings initiatives had occurred on April 1, 2016 in calculating the Adjusted EBITDA under Affinion’s senior secured credit facility and the indenture governing Affinion’s 2010 senior notes.
(h)	Gives effect to the projected annualized benefits of restructurings and other cost savings initiatives as if such restructurings and cost savings initiatives had occurred on April 1, 2016.
(i)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (h) above.
(j)	The senior secured leverage ratio is defined in Affinion’s amended and restated senior secured credit facility, as amended on May 20, 2014 (senior secured debt, as defined, to Adjusted EBITDA, as defined). The senior secured leverage ratio must be equal to or less than 4.25 to 1.0 at March 31, 2017.
(k)	The fixed charge coverage ratio is defined in the indenture governing Affinion’s 2010 senior notes (consolidated cash flows, as defined, which is computed with the same addbacks as in Adjusted EBITDA (as defined in Affinion’s amended and restated senior secured credit facility) to fixed charges, as defined). The calculation of fixed charges excludes the amortization of deferred financing costs associated with the amendment and restatement of Affinion’s credit facility on April 9, 2010.